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                                  Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT



         We consent to the incorporation by reference in this Registration Statement of Health Systems International, Inc. and Foundation Health Corporation on Form S-4 of our report dated July 25, 1996 (November 18, 1996 as to Notes 1, 2, 6, 7, 8, 9, 10, 12, 13, and 14) appearing in the Annual Report on Form 10-K/A (Amendment No. 3) of Foundation Health Corporation for the year ended June 30, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Sacramento, California
January 3, 1997